SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

M-WAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-45449	36-3809819
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

475 Industrial Drive, West Chicago, Illinois                     60185

(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (630)562-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 2.04.       Triggering Events That Accelerate or Increase a Direct Financial Obligation.

            Following Silicon Valley Bank’s notification that we are in default of a covenant of our loan and security agreement, we entered into an agreement with Silicon Valley Bank whereby SVB agreed not to exercise its rights and remedies resulting from such default until the earlier of October 22, 2005 or the occurrence and continuance of any other event of default.

            On October 24, 2005, we entered into another agreement with SVB that extended the date set forth in the paragraph above from “October 22, 2005” to “October 31, 2005.”  By the agreement, we also agreed to deliver additional security to SVB in the form of a deed of trust with respect to our property at 544 Pine Street, Bensenville, Illinois, and a pledge of 1,500,000 shares of common stock that we own in Integrated Performance Systems, Inc.

            On October 31, 2005, the amount outstanding under the loan and security agreement was approximately $1,900,000.  Without the agreements above, and following the expiration of the agreements (absent their extension), SVB would have the right to request acceleration of such amount.

            We are in discussions with third party investors to restructure, acquire or reissue the SVB debt, and to provide incremental financing to us. In the event that is not effectuated, we will continue to discuss modification of its terms with SVB, or seek alternative financing. None of these alternatives are assured as to availability, terms or conditions at this time.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

M-WAVE, INC.
(Registrant)

By	/s/ Joseph A. Turek
Joseph A. Turek
Chief Operating Officer

Dated: October 31, 2005